Agreement Relating to the EV Project, by and between Ecotality North America and the US Department of Energy

SPECIAL TERMS AND CONDITIONS FOR USE IN MOST GRANTS AND COOPERATIVE AGREEMENTS	2
RESOLUTION OF CONFLICTING CONDITIONS	2
CONDITIONS ON AWARD	2
AWARD AGREEMENT TERMS AND CONDITIONS	2
AWARD PROJECT PERIOD AND BUDGET PERIODS	3
PAYMENT PROCEDURES - REIMBURSEMENT THROUGH THE AUTOMATED CLEARING HOUSE (ACH) VENDER INQUIRY PAYMENT ELECTRONIC REPORTING SYSTEM (VIPERS)	3
COST SHARING FFRDC'S PARTICIPATE	4
REBUDGETING AND RECOVERY OF INDIRECT COSTS - REIMBURSABLE INDIRECT COSTS AND FRINGE BENEFITS	4
USE OF PROGRAM INCOME - ADDITION	4
STATEMENT OF FEDERAL STEWARDSHIP	4
SITE VISITS	5
REPORTING REQUIREMENTS	5
PUBLICATIONS	5
FEDERAL, STATE, AND MUNICIPAL REQUIREMENTS	6
INTELLECTUAL PROPERTY PROVISIONS AND CONTACT INFORMATION	6
GENERATED DELIVERY WITH DATA RESTRICTIONS	6
CONTINUATION APPLICATION AND FUNDING - AWARDS UNDER 10 CFR 600	7
LOBBYING RESTRICTIONS	7
NOTICE REGARDING THE PURCHASE OF AMERICAN-MADE EQUIPMENT AND PRODUCTS -- SENSE OF CONGRESS	7
PROPERTY	7
INSOLVENCY, BANKRUPTCY OR RECEIVERSHIP	8
DECONTAMINATION AND/OR DECOMMISSIONING (D &D) COSTS	8
SPECIAL PROVISIONS RELATING TO WORK FUNDED UNDER AMERICAN RECOVERY AND REINVESTMENT ACT OF 2009	8
REPORTING AND REGISTRATION REQUIREMENTS UNDER SECTION 1512 OF THE RECOVERY ACT	11
REQUIRED USE OF AMERICAN IRON, STEEL, AND MANUFACTURED GOODS (COVERED UNDER INTERNATIONAL AGREEMENTS)--SECTION 1605 OF THE AMERICAN RECOVERY AND REINVESTMENT ACT OF 2009	12
WAGE RATE REQUIREMENTS UNDER SECTION 1606 OF THE RECOVERY ACT	15
RECOVERY ACT TRANSACTIONS LISTED IN SCHEDULE OF EXPENDITURES OF FEDERAL AWARDS AND RECIPIENT RESPONSIBILITIES FOR INFORMING SUBRECIPIENTS	15
DAVIS BACON ACT REQUIREMENTS	16

SPECIAL TERMS AND CONDITIONS FOR USE IN MOST GRANTS AND COOPERATIVE AGREEMENTS

RESOLUTION OF CONFLICTING CONDITIONS

Any apparent inconsistency between Federal statutes and regulations and the terms and conditions contained in this award must be referred to the DOE Award Administrator for guidance.

CONDITIONS ON AWARD

1.	Post Award Audit and Accounting System Review

Within one (1) month after award, DOE will request a post-award audit of the Recipient’s accounting system to ensure its compliance with applicable Federal regulations.  Should the audit report identify deficiencies in the accounting system, or determine the accounting system to be inadequate, the Recipient shall have thirty (30) days from the issuance of the audit report to correct any such deficiencies.

If any issues identified in the audit remain unresolved at the end of the 30-day period, or if the Recipient’s financial management systems are determined not to conform to the appropriate requirements, DOE shall suspend payment under the award until all issues are resolved.  If all issues are not resolved to the satisfaction of the DOE Contracting Officer within 45 days of the date of payment suspension, the Recipient agrees that DOE may declare the award terminated by mutual agreement of the parties.  DOE’s share of costs incurred prior to the date of termination shall be reimbursable to the extent such costs are allowable under the terms of the award and the applicable Federal cost principles.

2.	Estimated Cost of Award

The estimated cost of the award is based on the Recipient’s application dated September 30, 2009, and reflects estimated costs only.  All costs are subject to the conditions of this Article and are subject to definitization within one-hundred twenty (120) days of the award date.

3.	Payment of Costs

DOE has obligated $86,396,560 for completion of the project authorized by this award.  However, only $500,000 is available for work performed by the Recipient during the definitization period of the project.   Furthermore, the Recipient is restricted from taking any action that would negatively impact the definitization process.  In the event the award is not definitized within 120 days of the award date, the maximum DOE liability to the Recipient is the $500,000 in funds that are available to the Recipient to expend during the definitization period to the extent that such costs are determined to be reasonable, allocable to the subject award, and allowable under the terms of the award and the applicable Federal Cost Principles.  The Recipient may incur costs at its own risk beyond this limit, subject to later reimbursement by DOE in the event the condition is satisfied and the costs are determined to meet the requirements specified above.

AWARD AGREEMENT TERMS AND CONDITIONS

This award/agreement consists of the Grant and Cooperative Agreement cover page, plus the following:
a.	Special terms and conditions.
b.	Attachments:
Attachment No.	Title
1	Intellectual Property Provisions
2	Statement of Project Objectives
3	Federal Assistance Reporting Checklist
4	Budget Pages
5	Wage Determination(s)

c.             Applicable program regulations.
d.             DOE Assistance Regulations, 10 CFR Part 600 at http://ecfr.gpoaccess.gov and if the award is for research and to a university or non-profit, the Research Terms & Conditions and the DOE Agency Specific Requirements at http://www.nsf.gov/bfa/dias/policy/rtc/index.jsp.
e.             Application/proposal as approved by DOE.
f.             National Policy Assurances to Be Incorporated as Award Terms in effect on date of award at  http://management.energy.gov/business_doe/1374.htm.

AWARD PROJECT PERIOD AND BUDGET PERIODS

The Project Period for this award is 10/01/2009 through 04/30/2013 consisting of the following Budget Periods.

Budget Period	Start Date	End Date
BP 1	10/01/2009	01/31/2011
BP 2	02/01/2011	01/31/2012
BP 3	02/01/2012	04/30/2013

PAYMENT PROCEDURES - REIMBURSEMENT THROUGH THE AUTOMATED CLEARING HOUSE (ACH) VENDER INQUIRY PAYMENT ELECTRONIC REPORTING SYSTEM (VIPERS)

a.             Method of Payment.  Payment will be made by reimbursement through ACH.

b.             Requesting Reimbursement.  Requests for reimbursements must be made electronically through Department of Energy's Oak Ridge Financial Service Center (ORFSC) VIPERS.  To access and use VIPERS, you must enroll at https://finweb.oro.doe.gov/vipers.htm.  Detailed instructions on how to enroll are provided on the web site.

For non-construction awards, you must submit a Standard Form (SF) 270, "Request for Advance or Reimbursement" at https://finweb.oro.doe.gov/vipers.htm and attach a file containing appropriate supporting documentation.  The file attachment must show the total federal share claimed on the SF 270, the non-federal share claimed for the billing period if cost sharing is required, and cumulative expenditures to date (both Federal and non-Federal) for each of the following categories: salaries/wages and fringe benefits; equipment; travel; participant/training support costs, if any; other direct costs, including subawards/contracts; and indirect costs.  For construction awards, you must submit a SF 271, "Outlay Report and Request for Reimbursement for Construction Programs," through VIPERS.

c.             Timing of submittals.  Submittal of the SF 270 or SF 271 should coincide with your normal billing pattern, but not more frequently than every two weeks.  Requests for reimbursement must be limited to the amount of disbursements made during the billing period for the federal share of direct project costs and the proportionate share of any allowable indirect costs incurred during that billing period.

d.             Adjusting payment requests for available cash.  You must disburse any funds that are available from repayments to and interest earned on a revolving fund, program income, rebates, refunds, contract settlements, audit recoveries, credits, discounts, and interest earned on any of those funds before requesting additional cash payments from DOE/NNSA.

e.             Payments.  The DOE approving official will approve the invoice as soon as practicable but not later than 30 days after your request is received, unless the billing is improper.  Upon receipt of an invoice payment authorization from the DOE approving official, the ORFSC will disburse payment to you.  You may check the status of your payments at the VIPER web site.  All payments are made by electronic funds transfer to the bank account identified on the ACH Vendor/Miscellaneous Payment Enrollment Form (SF 3881) that you filed.

COST SHARING FFRDC'S PARTICIPATE

a.           Total Estimated Project Cost is the sum of the Government share, including FFRDC contractor costs, and Recipient share of the estimated project costs.  The DOE/NNSA FFRDC contractor cost is not included in the total approved budget for this award, because DOE/NNSA will pay the DOE/NNSA FFRDC contractor portion of the effort under an existing DOE/NNSA contract.  Recipient is not responsible for reporting on that portion of the total estimated cost that is paid directly to the DOE/NNSA FFRDC contractor.

The Recipient's cost share must come from non-Federal sources unless otherwise allowed by law.  By accepting Federal funds under this award, you agree that you are liable for your percentage share of allowable project costs, on a budget period basis, even if the project is terminated early or is not funded to its completion.  This cost is shared as follows:

		DOE Share Including FFRDC Cost $/%
Budget Period No.	Budget Period Start	DOE	FFRDC	Recipient Share $/%	Total Estimated Cost
BP 1	10/01/2009	$45,680,665 / 59%	$1,850,516 / 2%	$29,688,262 / 39%	$77,219,443
BP 2	02/01/2011	$20,872,723 / 33%	$4,791,376 / 7%	$38,763,628 / 60%	$64,427,727
BP 3	02/01/2012	$19,843,173 / 34%	$4,261,547 / 7%	$35,048,110 / 59%	$59,152,830
Total Project		$86,396,560 / 43%	$10,903,440/5%	$103,500,000/52%	$200,800,000	*

*These costs reflect estimated costs only and are subject to negotiation.

b.             If you discover that you may be unable to provide cost sharing of at least the amount identified in paragraph a of this article, you should immediately provide written notification to the DOE Award Administrator indicating whether you will continue or phase out the project.  If you plan to continue the project, the notification must describe how replacement cost sharing will be secured.

c.             You must maintain records of all project costs that you claim as cost sharing, including in-kind costs, as well as records of costs to be paid by DOE/NNSA.  Such records are subject to audit.

d.             Failure to provide the cost sharing required by this Article may result in the subsequent recovery by DOE/NNSA of some or all the funds provided under the award.

REBUDGETING AND RECOVERY OF INDIRECT COSTS - REIMBURSABLE INDIRECT COSTS AND FRINGE BENEFITS

a.             If actual allowable indirect costs are less than those budgeted and funded under the award, you may use the difference to pay additional allowable direct costs during the project period.  If at the completion of the award the Government's share of total allowable costs (i.e., direct and indirect), is less than the total costs reimbursed, you must refund the difference.

b.             Recipients are expected to manage their indirect costs.  DOE will not amend an award solely to provide additional funds for changes in indirect cost rates.  DOE recognizes that the inability to obtain full reimbursement for indirect costs means the recipient must absorb the underrecovery.  Such underrecovery may be allocated as part of the organization's required cost sharing.

USE OF PROGRAM INCOME - ADDITION

If you earn program income during the project period as a result of this award, you may add the program income to the funds committed to the award and use it to further eligible project objectives.

STATEMENT OF FEDERAL STEWARDSHIP

DOE/NNSA will exercise normal Federal stewardship in overseeing the project activities performed under this award.  Stewardship activities include, but are not limited to, conducting site visits; reviewing performance and financial reports; providing technical assistance and/or temporary intervention in unusual circumstances to correct deficiencies which develop during the project; assuring compliance with terms and conditions; and reviewing technical performance after project completion to ensure that the award objectives have been accomplished.

SITE VISITS

DOE/NNSA's authorized representatives have the right to make site visits at reasonable times to review project accomplishments and management control systems and to provide technical assistance, if required.  You must provide, and must require your subawardees to provide, reasonable access to facilities, office space, resources, and assistance for the safety and convenience of the government representatives in the performance of their duties.  All site visits and evaluations must be performed in a manner that does not unduly interfere with or delay the work.

REPORTING REQUIREMENTS

a.             Requirements.  The reporting requirements for this award are identified on the Federal Assistance Reporting Checklist, DOE F 4600.2, attached to this award.  Failure to comply with these reporting requirements is considered a material noncompliance with the terms of the award.  Noncompliance may result in withholding of future payments, suspension, or termination of the current award, and withholding of future awards.  A willful failure to perform, a history of failure to perform, or unsatisfactory performance of this and/or other financial assistance awards, may also result in a debarment action to preclude future awards by Federal agencies.

b.             Dissemination of scientific/technical reports.  Scientific/technical reports submitted under this award will be disseminated on the Internet via the DOE Information Bridge (www.osti.gov/bridge), unless the report contains patentable material, protected data, or SBIR/STTR data.  Citations for journal articles produced under the award will appear on the DOE Energy Citations Database (www.osti.gov/energycitations).

c.             Restrictions. Reports submitted to the DOE Information Bridge must not contain any Protected Personal Identifiable Information (PII), limited rights data (proprietary data), classified information, information subject to export control classification, or other information not subject to release.

PUBLICATIONS

a.             You are encouraged to publish or otherwise make publicly available the results of the work conducted under the award.

b.             An acknowledgment of Federal support and a disclaimer must appear in the publication of any material, whether copyrighted or not, based on or developed under this project, as follows:

Acknowledgment:  "This material is based upon work supported by the Department of Energy under Award Number DE-EE0002194."

Disclaimer:  "This report was prepared as an account of work sponsored by an agency of the United States Government.  Neither the United States Government nor any agency thereof, nor any of their employees, makes any warranty, express or implied, or assumes any legal liability or responsibility for the accuracy, completeness, or usefulness of any information, apparatus, product, or process disclosed, or represents that its use would not infringe privately owned rights.  Reference herein to any specific commercial product, process, or service by trade name, trademark, manufacturer, or otherwise does not necessarily constitute or imply its endorsement, recommendation, or favoring by the United States Government or any agency thereof.  The views and opinions of authors expressed herein do not necessarily state or reflect those of the United States Government or any agency thereof."

FEDERAL, STATE, AND MUNICIPAL REQUIREMENTS

You must obtain any required permits and comply with applicable federal, state, and municipal laws, codes, and regulations for work performed under this award.

INTELLECTUAL PROPERTY PROVISIONS AND CONTACT INFORMATION

a.             The intellectual property provisions applicable to this award are provided as an attachment to this award or are referenced on the Agreement Face Page.  A list of all intellectual property provisions may be found at http://www.gc.doe.gov/financial_assistance_awards.htm.

b.             Questions regarding intellectual property matters should be referred to the DOE Award Administrator and the Patent Counsel designated as the service provider for the DOE office that issued the award.  The IP Service Providers List is found at http://www.gc.doe.gov/documents/Intellectual_Property_(IP)_Service_Providers_for_Acquisition.pdf

GENERATED DELIVERY WITH DATA RESTRICTIONS

a.             The DOE agrees that the specific generated data items listed below are not subject to call up under subparagraph (i) Additional Data Requirements of the clause titled “Rights in Data—General,” except under the enumerated conditions listed in b. below.

1.	Personally Identifiable Information (PII), will not be provided to DOE including:
-	Data specific to any single vehicle user; All user data will be aggregated prior to public release,
-
Personal information of Project vehicle owners including names, address, contact information, vehicle/charger use data tied specifically to that owner, and any other related Personally Identifiable Information, and

-	Personal information of Project charger hosts including names, address, contact information charger use data tied specifically to that host, and any other related Personally Identifiable Information.
2.	All vehicle/charger owner data included in the Customer Relationship Management (CRM) database.
3.	Vehicle data collected for purposes of vehicle component performance evaluation will not be provided to DOE.

b.             DOE shall be permitted to call for the delivery of the data listed in a. above only in the following circumstances:

(1) To defend litigation brought against the Government, including patent infringement, environmental and tort claims;

(2) To pursue litigation brought by the Government against Recipient or one of Recipient‘s team members or subcontractors growing out of work performed under the award entered into between Recipient and DOE;

(3) In the event the Government requires the information for investigations of fraud, mischarging, or similar charges against Recipient or one of its team members or subcontractors; or,

(4) In the event of a catastrophic occurrence at the project facility(ies) such as an explosion, accident or hazardous material release, where the Government requires the information to conduct an analysis of the occurrence.

c.             DOE shall have the right to inspect the data listed in a. above at any time.

CONTINUATION APPLICATION AND FUNDING - AWARDS UNDER 10 CFR 600

a.             Continuation Application.  A continuation application is a non-competitive application for an additional budget period within a previously approved project period.  At least 90 days before the end of each budget period, you must submit to the DOE Project Officer and the DOE Award Administrator your continuation application, which includes the following information:

           1.  A report on your progress towards meeting the objectives of the project, including any significant findings, conclusions, or developments, and an estimate of any unobligated balances remaining at the end of the budget period.  If the remaining unobligated balance is estimated to exceed 20 percent of the funds available for the budget period, explain why the excess funds have not been obligated and how they will be used in the next budget period.

           2.  A detailed budget and supporting justification for the upcoming budget period if additional funds are requested, a reduction of funds is anticipated, or a budget for the upcoming budget period was not approved at the time of award

           3.  A description of your plans for the conduct of the project during the upcoming budget period, if there are changes from the DOE approved application.

b.             Continuation Funding.  Continuation funding is contingent on (1) availability of funds; (2) substantial progress towards meeting the objectives of your approved application; (3) submittal of required reports; or (4) compliance with the terms and conditions of the award.

LOBBYING RESTRICTIONS

By accepting funds under this award, you agree that none of the funds obligated on the award shall be expended, directly or indirectly, to influence congressional action on any legislation or appropriation matters pending before Congress, other than to communicate to Members of Congress as described in 18 U.S.C. 1913.  This restriction is in addition to those prescribed elsewhere in statute and regulation.

NOTICE REGARDING THE PURCHASE OF AMERICAN-MADE EQUIPMENT AND PRODUCTS -- SENSE OF CONGRESS

It is the sense of the Congress that, to the greatest extent practicable, all equipment and products purchased with funds made available under this award should be American-made.

PROPERTY

DOE’s Financial Assistance Rules (10 CFR 600.312) provide that title to the property acquired by the Recipient utilizing project funds conditionally vests with the Recipient. After DOE involvement in the project has ended, or the property is no longer needed for the project, the Regulations prescribe 3 options for disposition of property with a fair market value of $5000 or more:

(1) The Recipient may elect to retain title by compensating the Federal Government for that percentage of the current fair market value of the real property or equipment that is attributable to the Federal Participation in the project;
(2) If the Recipient does not elect to retain title, DOE may ask that the property be transferred to the Federal Government or a third party, in which case, DOE would compensate the Recipient for the Recipient’s share of the fair market value; or,
(3) If the Federal Government does not take the property, the property may be sold with the Recipient and DOE sharing in the proceeds, less the cost of disposition, in accordance with the Recipient and DOE’s respective shares.

Property with a fair market value of $5000 or less may be retained by the Recipient with no further obligation to DOE.

If a recipient wants to retain unencumbered rights to the property acquired under a financial assistance award after completion of a project, the property must be purchased utilizing 100% of the recipient’s funding.  In such instance, the property cost cannot be included in the project budget but a fair use value may be charged to the project.  Typically, a fair use value would be equivalent to the fair rental cost of an item if it is the type of item that is generally rented to the public or the annual depreciation permitted for federal tax purposes.  Upon completion of the project, the recipient would have no obligation to DOE with respect to the property.

If the cost of the vehicle was charged to the project, and the end-user customer wishes to continue to use the property beyond the period of DOE support, DOE may agree to such use since DOE has an interest in understanding the long-term reliability and performance of the property.  DOE will reserve the right to periodically ask the end-user for information concerning the property.  When the property is no longer needed by the end-user, DOE’s rights upon property disposition will apply.  If the fair market value of the property is $5000 or less at the time of disposition, DOE will have no further interest in the property.

INSOLVENCY, BANKRUPTCY OR RECEIVERSHIP

a.             You shall immediately notify the DOE of the occurrence of any of the following events: (i) you or your parent's filing of a voluntary case seeking liquidation or reorganization under the Bankruptcy Act; (ii) your consent to the institution of an involuntary case under the Bankruptcy Act against you or your parent; (iii)  the filing of any similar proceeding for or against you or your parent, or its consent to, the dissolution, winding-up or readjustment of your debts, appointment of a receiver, conservator, trustee, or other officer with similar powers over you, under any other applicable state or federal law; or (iv) your insolvency due to your inability to pay your debts generally as they become due.

b.             Such notification shall be in writing and shall:  (i) specifically set out the details of the occurrence of an event referenced in paragraph a; (ii) provide the facts surrounding that event; and (iii) provide the impact such event will have on the project being funded by this award.

c.             Upon the occurrence of any of the four events described in the first paragraph, DOE reserves the right to conduct a review of your award to determine your compliance with the required elements of the award (including such items as cost share, progress towards technical project objectives, and submission of required reports).  If the DOE review determines that there are significant deficiencies or concerns with your performance under the award, DOE reserves the right to impose additional requirements, as needed, including (i) change your payment method; or (ii) institute payment controls.

d.             Failure of the Recipient to comply with this provision may be considered a material noncompliance of this financial assistance award by the Contracting Officer.

DECONTAMINATION AND/OR DECOMMISSIONING (D &D) COSTS

Notwithstanding any other provisions of this Agreement, the Government shall not be responsible for or have any obligation to the recipient for (i) Decontamination and/or Decommissioning (D&D) of any of the recipient's facilities, or (ii) any costs which may be incurred by the recipient in connection with the D&D of any of its facilities due to the performance of the work under this Agreement, whether said work was performed prior to or subsequent to the effective date of this Agreement.

SPECIAL PROVISIONS RELATING TO WORK FUNDED UNDER AMERICAN RECOVERY AND REINVESTMENT ACT OF 2009

Preamble

The American Recovery and Reinvestment Act of 2009, Pub. L. 111-5, (Recovery Act) was enacted to preserve and create jobs and promote economic recovery, assist those most impacted by the recession, provide investments needed to increase economic efficiency by spurring technological advances in science and health, invest in transportation, environmental protection, and other infrastructure that will provide long-term economic benefits, stabilize State and local government budgets, in order to minimize and avoid reductions in essential services and counterproductive State and local tax increases.  Recipients shall use grant funds in a manner that maximizes job creation and economic benefit.

The Recipient shall comply with all terms and conditions in the Recovery Act relating generally to governance, accountability, transparency, data collection and resources as specified in Act itself and as discussed below.

Recipients should begin planning activities for their first tier subrecipients, including obtaining a DUNS number (or updating the existing DUNS record), and registering with the Central Contractor Registration (CCR).

Be advised that Recovery Act funds can be used in conjunction with other funding as necessary to complete projects, but tracking and reporting must be separate to meet the reporting requirements of the Recovery Act and related guidance.  For projects funded by sources other than the Recovery Act, Contractors must keep separate records for Recovery Act funds and to ensure those records comply with the requirements of the Act.

The Government has not fully developed the implementing instructions of the Recovery Act, particularly concerning specific procedural requirements for the new reporting requirements.  The Recipient will be provided these details as they become available.  The Recipient must comply with all requirements of the Act.  If the recipient believes there is any inconsistency between ARRA requirements and current award terms and conditions, the issues will be referred to the Contracting Officer for reconciliation.

Definitions

For purposes of this clause, Covered Funds means funds expended or obligated from appropriations under the American Recovery and Reinvestment Act of 2009, Pub. L. 111-5.  Covered Funds will have special accounting codes and will be identified as Recovery Act funds in the grant, cooperative agreement or TIA and/or modification using Recovery Act funds.  Covered Funds must be reimbursed by September 30, 2015.

Non-Federal employer means any employer with respect to covered funds -- the contractor, subcontractor, grantee, or recipient, as the case may be, if the contractor, subcontractor, grantee, or recipient is an employer; and any professional membership organization, certification of other professional body, any agent or licensee of the Federal government, or any person acting directly or indirectly in the interest of an employer receiving covered funds; or with respect to covered funds received by a State or local government, the State or local government receiving the funds and any contractor or subcontractor receiving the funds and any contractor or subcontractor of the State or local government; and does not mean any department, agency, or other entity of the federal government.

Recipient means any entity that receives Recovery Act funds directly from the Federal government (including Recovery Act funds received through grant, loan, or contract) other than an individual and includes a State that receives Recovery Act Funds.

Special Provisions

A. Flow Down Requirement

Recipients must include these special terms and conditions in any subaward.

B. Segregation of Costs

Recipients must segregate the obligations and expenditures related to funding under the Recovery Act.  Financial and accounting systems should be revised as necessary to segregate, track and maintain these funds apart and separate from other revenue streams.  No part of the funds from the Recovery Act shall be commingled with any other funds or used for a purpose other than that of making payments for costs allowable for Recovery Act projects.

C.  Prohibition on Use of Funds

None of the funds provided under this agreement derived from the American Recovery and Reinvestment Act of 2009, Pub. L. 111-5, may be used by any State or local government, or any private entity, for any casino or other gambling establishment, aquarium, zoo, golf course, or swimming pool.

D.  Access to Records

With respect to each financial assistance agreement awarded utilizing at least some of the funds appropriated or otherwise made available by the American Recovery and Reinvestment Act of 2009, Pub. L. 111-5,  any representative of an appropriate inspector general appointed under section 3 or 8G of the Inspector General Act of 1988 (5 U.S.C. App.) or of the Comptroller General is authorized --
(1) to examine any records of the contractor or grantee, any of its subcontractors or subgrantees, or any State or local agency administering such contract that pertain to, and involve transactions that relate to, the subcontract, subcontract, grant, or subgrant; and
(2) to interview any officer or employee of the contractor, grantee, subgrantee, or agency regarding such transactions.

E.   Publication

An application may contain technical data and other data, including trade secrets and/or privileged or confidential information, which the applicant does not want disclosed to the public or used by the Government for any purpose other than the application.  To protect such data, the applicant should specifically identify each page including each line or paragraph thereof containing the data to be protected and mark the cover sheet of the application with the following Notice as well as referring to the Notice on each page to which the Notice applies:

Notice of Restriction on Disclosure and Use of Data
The data contained in pages ---- of this application have been submitted in confidence and contain trade secrets or proprietary information, and such data shall be used or disclosed only for evaluation purposes, provided that if this applicant receives an award as a result of or in connection with the submission of this application, DOE shall have the right to use or disclose the data here to the extent provided in the award.  This restriction does not limit the Government's right to use or disclose data obtained without restriction from any source, including the applicant.

Information about this agreement will be published on the Internet and linked to the website www.recovery.gov, maintained by the Accountability and Transparency Board.  The Board may exclude posting contractual or other information on the website on a case-by-case basis when necessary to protect national security or to protect information that is not subject to disclosure under sections 552 and 552a of title 5, United States Code.

F.   Protecting State and Local Government and Contractor Whistleblowers.

The requirements of Section 1553 of the Act are summarized below.  They include, but are not limited to:

Prohibition on Reprisals:  An employee of any non-Federal employer receiving covered funds under the American Recovery and Reinvestment Act of 2009, Pub. L. 111-5, may not be discharged, demoted, or otherwise discriminated against as a reprisal for disclosing, including a disclosure made in the ordinary course of an employee's duties, to the Accountability and Transparency Board, an inspector general, the Comptroller General, a member of Congress, a State or Federal regulatory or law enforcement agency, a person with supervisory authority over the employee (or other person working for the employer who has the authority to investigate, discover or terminate misconduct), a court or grant jury, the head of a Federal agency, or their representatives information that the employee believes is evidence of:
- gross management of an agency contract or grant relating to covered funds;
- a gross waste of covered funds;
- a substantial and specific danger to public health or safety related to the implementation or use of covered funds;

- an abuse of authority related to the implementation or use of covered funds; or
- as violation of law, rule, or regulation related to an agency contract (including the competition for or negotiation of a contract) or grant, awarded or issued relating to covered funds.

Agency Action:  Not later than 30 days after receiving an inspector general report of an alleged reprisal, the head of the agency shall determine whether there is sufficient basis to conclude that the non-Federal employer has subjected the employee to a prohibited reprisal.  The agency shall either issue an order denying relief in whole or in part or shall take one or more of the following actions:
- Order the employer to take affirmative action to abate the reprisal.
- Order the employer to reinstate the person to the position that the person held before the reprisal, together with compensation including back pay, compensatory damages, employment benefits, and other terms and conditions of employment that would apply to the person in that position if the reprisal had not been taken.
- Order the employer to pay the employee an amount equal to the aggregate amount of all costs and expenses (including attorneys' fees and expert witnesses' fees) that were reasonably incurred by the employee for or in connection with, bringing the complaint regarding the reprisal, as determined by the head of a court of competent jurisdiction.

Nonenforceablity of Certain Provisions Waiving Rights and remedies or Requiring Arbitration:  Except as provided in a collective bargaining agreement, the rights and remedies provided to aggrieved employees by this section may not be waived by any agreement, policy, form, or condition of employment, including any predispute arbitration agreement.  No predispute arbitration agreement shall be valid or enforceable if it requires arbitration of a dispute arising out of this section.

Requirement to Post Notice of Rights and Remedies:  Any employer receiving covered funds under the American Recovery and Reinvestment Act of 2009, Pub. L. 111-5, shall post notice of the rights and remedies as required therein. (Refer to section 1553 of the American Recovery and Reinvestment Act of 2009, Pub. L. 111-5, www.Recovery.gov, for specific requirements of this section and prescribed language for the notices.).

G. RESERVED

H. False Claims Act

Recipient and sub-recipients shall promptly refer to the DOE or other appropriate Inspector General any credible evidence that a principal, employee, agent, contractor, sub-grantee, subcontractor or other person has submitted a false claim under the False Claims Act or has committed a criminal or civil violation of laws pertaining to fraud, conflict of interest, bribery, gratuity or similar misconduct involving those funds.

I. Information in Support of Recovery Act Reporting

Recipient may be required to submit backup documentation for expenditures of funds under the Recovery Act including such items as timecards and invoices.  Recipient shall provide copies of backup documentation at the request of the Contracting Officer or designee.

J. Availability of Funds

Funds appropriated under the Recovery Act and obligated to this award are available for reimbursement of costs until September 30, 2015.

REPORTING AND REGISTRATION REQUIREMENTS UNDER SECTION 1512 OF THE RECOVERY ACT

(a) This award requires the recipient to complete projects or activities which are funded under the American Recovery and Reinvestment Act of 2009 (Recovery Act) and to report on use of Recovery Act funds provided through this award. Information from these reports will be made available to the public.

(b) The reports are due no later than ten calendar days after each calendar quarter in which the recipient receives the assistance award funded in whole or in part by the Recovery Act.

(c) Recipients and their first-tier recipients must maintain current registrations in the Central Contractor Registration (http://www.ccr.gov) at all times during which they have active federal awards funded with Recovery Act funds. A Dun and Bradstreet Data Universal Numbering System (DUNS) Number (http://www.dnb.com) is one of the requirements for registration in the Central Contractor Registration.

(d) The recipient shall report the information described in section 1512(c) of the Recovery Act using the reporting instructions and data elements that will be provided online at http://www.FederalReporting.gov and ensure that any information that is pre-filled is corrected or updated as needed.

REQUIRED USE OF AMERICAN IRON, STEEL, AND MANUFACTURED GOODS (COVERED UNDER INTERNATIONAL AGREEMENTS)--SECTION 1605 OF THE AMERICAN RECOVERY AND REINVESTMENT ACT OF 2009

(a) Definitions. As used in this award term and condition--

Designated country --(1) A World Trade Organization Government Procurement Agreement country (Aruba, Austria, Belgium, Bulgaria, Canada, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hong Kong, Hungary, Iceland, Ireland, Israel, Italy, Japan, Korea (Republic of), Latvia, Liechtenstein, Lithuania, Luxembourg, Malta, Netherlands, Norway, Poland, Portugal, Romania, Singapore, Slovak Republic, Slovenia, Spain, Sweden, Switzerland, and United Kingdom;

(2) A Free Trade Agreement (FTA) country (Australia, Bahrain, Canada, Chile, Costa Rica, Dominican Republic, El Salvador, Guatemala, Honduras, Israel, Mexico, Morocco, Nicaragua, Oman, Peru, or Singapore); or

(3) A United States-European Communities Exchange of Letters (May 15, 1995) country: Austria, Belgium, Bulgaria, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, Netherlands, Poland, Portugal, Romania, Slovak Republic, Slovenia, Spain, Sweden, and United Kingdom.
Designated country iron, steel, and/or manufactured goods --(1) Is wholly the growth, product, or manufacture of a designated country; or

(2) In the case of a manufactured good that consist in whole or in part of materials from another country, has been substantially transformed in a designated country into a new and different manufactured good distinct from the materials from which it was transformed.

Domestic iron, steel, and/or manufactured good --(1) Is wholly the growth, product, or manufacture of the United States; or

(2) In the case of a manufactured good that consists in whole or in part of materials from another country, has been substantially transformed in the United States into a new and different manufactured good distinct from the materials from which it was transformed. There is no requirement with regard to the origin of components or subcomponents in manufactured goods or products, as long as the manufacture of the goods occurs in the United States.

Foreign iron, steel, and/or manufactured good means iron, steel and/or manufactured good that is not domestic or designated country iron, steel, and/or manufactured good.

Manufactured good means a good brought to the construction site for incorporation into the building or work that has been--

(1) Processed into a specific form and shape; or

(2) Combined with other raw material to create a material that has different properties than the properties of the individual raw materials.

Public building and public work means a public building of, and a public work of, a governmental entity (the United States; the District of Columbia; commonwealths, territories, and minor outlying islands of the United States; State and local governments; and multi-State, regional, or interstate entities which have governmental functions). These buildings and works may include, without limitation, bridges, dams, plants, highways, parkways, streets, subways, tunnels, sewers, mains, power lines, pumping stations, heavy generators, railways, airports, terminals, docks, piers, wharves, ways, lighthouses, buoys, jetties, breakwaters, levees, and canals, and the construction, alteration, maintenance, or repair of such buildings and works.

Steel means an alloy that includes at least 50 percent iron, between .02 and 2 percent carbon, and may include other elements.

(b) Iron, steel, and manufactured goods. (1) The award term and condition described in this section implements--

(i) Section 1605(a) of the American Recovery and Reinvestment Act of 2009 (Pub. L. 111--5) (Recovery Act), by requiring that all iron, steel, and manufactured goods used in the project are produced in the United States; and

(ii) Section 1605(d), which requires application of the Buy American requirement in a manner consistent with U.S. obligations under international agreements. The restrictions of section 1605 of the Recovery Act do not apply to designated country iron, steel, and/or manufactured goods. The Buy American requirement in section 1605 shall not be applied where the iron, steel or manufactured goods used in the project are from a Party to an international agreement that obligates the recipient to treat the goods and services of that Party the same as domestic goods and services. This obligation shall only apply to projects with an estimated value of $7,443,000 or more.

(2) The recipient shall use only domestic or designated country iron, steel, and manufactured goods in performing the work funded in whole or part with this award, except as provided in paragraphs (b)(3) and (b)(4) of this section.

(3) The requirement in paragraph (b)(2) of this section does not apply to the iron, steel, and manufactured goods listed by the Federal Government as follows:

____________________

NONE

(4) The award official may add other iron, steel, and manufactured goods to the list in paragraph (b)(3) of this section if the Federal Government determines that--

(i) The cost of domestic iron, steel, and/or manufactured goods would be unreasonable. The cost of domestic iron, steel, and/or manufactured goods used in the project is unreasonable when the cumulative cost of such material will increase the overall cost of the project by more than 25 percent;

(ii) The iron, steel, and/or manufactured good is not produced, or manufactured in the United States in sufficient and reasonably available commercial quantities of a satisfactory quality; or

(iii) The application of the restriction of section 1605 of the Recovery Act would be inconsistent with the public interest.

(c) Request for determination of inapplicability of section 1605 of the Recovery Act or the Buy American Act. (1)(i) Any recipient request to use foreign iron, steel, and/or manufactured goods in accordance with paragraph (b)(4) of this section shall include adequate information for Federal Government evaluation of the request, including--

(A) A description of the foreign and domestic iron, steel, and/or manufactured goods;

(B) Unit of measure;

(C) Quantity;

(D) Cost;

(E) Time of delivery or availability;

(F) Location of the project;

(G) Name and address of the proposed supplier; and

(H) A detailed justification of the reason for use of foreign iron, steel, and/or manufactured goods cited in accordance with paragraph (b)(4) of this section.

(ii) A request based on unreasonable cost shall include a reasonable survey of the market and a completed cost comparison table in the format in paragraph (d) of this section.

(iii) The cost of iron, steel, or manufactured goods shall include all delivery costs to the construction site and any applicable duty.

(iv) Any recipient request for a determination submitted after Recovery Act funds have been obligated for a project for construction, alteration, maintenance, or repair shall explain why the recipient could not reasonably foresee the need for such determination and could not have requested the determination before the funds were obligated. If the recipient does not submit a satisfactory explanation, the award official need not make a determination.

(2) If the Federal Government determines after funds have been obligated for a project for construction, alteration, maintenance, or repair that an exception to section 1605 of the Recovery Act applies, the award official will amend the award to allow use of the foreign iron, steel, and/or relevant manufactured goods. When the basis for the exception is nonavailability or public interest, the amended award shall reflect adjustment of the award amount, redistribution of budgeted funds, and/or other appropriate actions taken to cover costs associated with acquiring or using the foreign iron, steel, and/or relevant manufactured goods.. When the basis for the exception is the unreasonable cost of the domestic iron, steel, or manufactured goods, the award official shall adjust the award amount or redistribute budgeted funds, as appropriate, by at least the differential established in 2 CFR 176.110(a).

(3) Unless the Federal Government determines that an exception to section 1605 of the Recovery Act applies, use of foreign iron, steel, and/or manufactured goods other than designated country iron, steel, and/or manufactured goods is noncompliant with the applicable Act.

(d) Data. To permit evaluation of requests under paragraph (b) of this section based on unreasonable cost, the applicant shall include the following information and any applicable supporting data based on the survey of suppliers:

Description	Unit of measure	Quantity	Cost
(dollars)*
Item 1:
Foreign steel, iron, or manufactured good	_________	_________	_________
Domestic steel, iron, or manufactured good	_________	_________	_________
Item 2:
Foreign steel, iron, or manufactured good	_________	_________	_________
Domestic steel, iron, or manufactured good	_________	_________	_________

[List name, address, telephone number, email address, and contact for suppliers surveyed. Attach copy of response; if oral, attach summary.]

[Include other applicable supporting information.]

[*Include all delivery costs to the construction site.]

WAGE RATE REQUIREMENTS UNDER SECTION 1606 OF THE RECOVERY ACT

(a) Section 1606 of the Recovery Act requires that all laborers and mechanics employed by contractors and subcontractors on projects funded directly by or assisted in whole or in part by and through the Federal Government pursuant to the Recovery Act shall be paid wages at rates not less than those prevailing on projects of a character similar in the locality as determined by the Secretary of Labor in accordance with subchapter IV of chapter 31 of title 40, United States Code.

Pursuant to Reorganization Plan No. 14 and the Copeland Act, 40 U.S.C. 3145, the Department of Labor has issued regulations at 29 CFR parts 1, 3, and 5 to implement the Davis-Bacon and related Acts. Regulations in 29 CFR 5.5 instruct agencies concerning application of the standard Davis-Bacon contract clauses set forth in that section. Federal agencies providing grants, cooperative agreements, and loans under the Recovery Act shall ensure that the standard Davis-Bacon contract clauses found in 29 CFR 5.5(a) are incorporated in any resultant covered contracts that are in excess of $2,000 for construction, alteration or repair (including painting and decorating).

(b) For additional guidance on the wage rate requirements of section 1606, contact your awarding agency. Recipients of grants, cooperative agreements and loans should direct their initial inquiries concerning the application of Davis-Bacon requirements to a particular federally assisted project to the Federal agency funding the project. The Secretary of Labor retains final coverage authority under Reorganization Plan Number 14.

RECOVERY ACT TRANSACTIONS LISTED IN SCHEDULE OF EXPENDITURES OF FEDERAL AWARDS AND RECIPIENT RESPONSIBILITIES FOR INFORMING SUBRECIPIENTS

(a) To maximize the transparency and accountability of funds authorized under the American Recovery and Reinvestment Act of 2009 (Pub. L. 111--5) (Recovery Act) as required by Congress and in accordance with 2 CFR 215.21 "Uniform Administrative Requirements for Grants and Agreements" and OMB Circular A--102 Common Rules provisions, recipients agree to maintain records that identify adequately the source and application of Recovery Act funds. OMB Circular A--102 is available at http://www.whitehouse.gov/omb/circulars/a102/a102.html.

(b) For recipients covered by the Single Audit Act Amendments of 1996 and OMB Circular A--133, "Audits of States, Local Governments, and Non-Profit Organizations," recipients agree to separately identify the expenditures for Federal awards under the Recovery Act on the Schedule of Expenditures of Federal Awards (SEFA) and the Data Collection Form (SF--SAC) required by OMB Circular A--133. OMB Circular A--133 is available at http://www.whitehouse.gov/omb/circulars/a133/a133.html. This shall be accomplished by identifying expenditures for Federal awards made under the Recovery Act separately on the SEFA, and as separate rows under Item 9 of Part III on the SF--SAC by CFDA number, and inclusion of the prefix "ARRA-" in identifying the name of the Federal program on the SEFA and as the first characters in Item 9d of Part III on the SF--SAC.

(c) Recipients agree to separately identify to each subrecipient, and document at the time of subaward and at the time of disbursement of funds, the Federal award number, CFDA number, and amount of Recovery Act funds. When a recipient awards Recovery Act funds for an existing program, the information furnished to subrecipients shall distinguish the subawards of incremental Recovery Act funds from regular subawards under the existing program.

(d) Recipients agree to require their subrecipients to include on their SEFA information to specifically identify Recovery Act funding similar to the requirements for the recipient SEFA described above. This information is needed to allow the recipient to properly monitor subrecipient expenditure of ARRA funds as well as oversight by the Federal awarding agencies, Offices of Inspector General and the Government Accountability Office.

DAVIS BACON ACT REQUIREMENTS

A.  Definitions.  For purposes of this term, the Contract Work Hours and Safety Standards Act term, and the Recipient Functions term, the following definitions are applicable:

(1) Award means the Award by the Department of Energy (DOE) to a Recipient that includes a requirement to comply with the labor standards clauses and wage rate requirements of the Davis-Bacon Act (DBA) for work performed by all laborers and mechanics employed by Subrecipients, Contractors and subcontractors on projects funded by or assisted in whole or in part by and through the Federal Government pursuant to the Recovery Act.

(2) “Construction, alteration or repair” means all types of work done by laborers and mechanics employed by the Subrecipient, construction contractor or construction subcontractor on a particular building or work at the site thereof, including without limitation—

(a) Altering, remodeling, installation (if appropriate) on the site of the work of items fabricated off-site;

(b) Painting and decorating; or

(c) Manufacturing or furnishing of materials, articles, supplies, or equipment on the site of the building or work.

(3) Contract means a written procurement contract executed by a Subrecipient for the acquisition of property and services for construction, alteration, and repair under a Subaward.  For purposes of these terms, a Contract shall include subcontracts and lower- tier subcontracts under the Contract.

(4) Contracting Officer means the DOE official authorized to execute awards on behalf of DOE and who is responsible for the business management and non-program aspects of the financial assistance process.

(5) Contractor means an entity that enters into a Contract.  For purposes of these terms, Contractor shall include subcontractors and lower-tier subcontractors.

(6) Recipient means any entity other than an individual that receives Recovery Act funds in the form of a grant directly from the Federal Government.  The term includes the State that receives an Award from DOE and is financially accountable for the use of any DOE funds or property, and is legally responsible for carrying out the terms and conditions of the program and Award.

 (7) “Site of the work”—

(a) Means—

(i) The physical place or places where the construction called for in the Award, Subaward, or Contract will remain when work on it is completed; and

(ii) Any other site where a significant portion of the building or work is constructed, provided that such site is established specifically for the performance of the project;

(b) Except as provided in paragraph (c) of this definition, the site of the work includes any fabrication plants, mobile factories, batch plants, borrow pits, job headquarters, tool yards, etc., provided—

(1) They are dedicated exclusively, or nearly so, to performance of the project; and

(2) They are adjacent or virtually adjacent to the site of the work as defined in paragraphs (7)(a)(i) or (7)(a)(ii) of this definition; and

(c) Does not include permanent home offices, branch plant establishments, fabrication plants, or tool yards of a Contractor or subcontractor whose locations and continuance in operation are determined wholly without regard to a particular contract or Federal Award or project.  In addition, fabrication plants, batch plants, borrow pits, job headquarters, yards, etc., of a commercial or material supplier which are established by a supplier of materials for the project before opening of bids and not on the project site as defined in paragraphs (7)(a)(i) or (7)(a)(ii) of this definition, are not included in the “site of the work.”  Such permanent, previously established facilities are not a part of the “site of the work” even if the operations for a period of time may be dedicated exclusively or nearly so, to the performance of an Award, Subaward, or Contract.

(8) Subaward means an award of financial assistance in the form of money, or property in lieu of money, made under an award by a Recipient to an eligible Subrecipient or by a Subrecipient to a lower-tier subrecipient.  The term includes financial assistance when provided by any legal agreement, even if the agreement is called a contract, but does not include the Recipient’s procurement of goods and services to carry out the program nor does it include any form of assistance which is excluded from the definition of “Award” above.

(9) Subrecipient means a non-Federal entity that expends Federal awards received from a pass-through entity [Recipient] to carry out a Federal program, but does not include an individual that is a beneficiary of such a program.  The term includes a Community Action Agency (CAA), local agency, or other entity to which a Subaward under the Award is made by a Recipient that includes a requirement to comply with the labor standards clauses and wage rate requirements of the DBA work performed by all laborers and mechanics employed by contractors and subcontractors on projects funded by or assisted in whole or in part by and through the Federal Government pursuant of the Recovery Act.

B.   Davis-Bacon Act

 (1)(a) All laborers and mechanics employed or working upon the site of the work will be paid unconditionally and not less often than once a week, and without subsequent deduction or rebate on any account (except such payroll deductions as are permitted by regulations issued by the Secretary of Labor under the Copeland Act (29 CFR Part 3)), the full amount of wages and bona fide fringe benefits (or cash equivalents thereof) due at time of payment computed at rates not less than those contained in the wage determination of the Secretary of Labor which is attached to the Subaward or Contract and made a part hereof, regardless of any contractual relationship which may be alleged to exist between the Recipient, a Subrecipient, or Contractor and such laborers and mechanics.

(i) Applicable to Recipient Only:  Prior to the issuance of the Subaward or Contract, the Recipient shall notify the Contracting Officer of the site of the work in order for the appropriate wage determination to be obtained by the Contracting Officer from the Secretary of Labor.

(ii) If the Subaward or Contract is or has been issued without a wage determination, the Recipient shall notify the Contracting Officer immediately of the site of the work under the Subaward or Contract in order for the appropriate wage determination to be obtained by the Contracting Officer from the Secretary of Labor.

(b) Contributions made or costs reasonably anticipated for bona fide fringe benefits under section 1(b)(2) of the DBA on behalf of laborers or mechanics are considered wages paid to such laborers and mechanics, subject to the provisions of paragraph B(4) below; also, regular contributions made or costs incurred for more than a weekly period (but not less often than quarterly) under plans, funds, or programs which cover the particular weekly period, are deemed to be constructively made or incurred during such period.

(c) Such laborers and mechanics shall be paid not less than the appropriate wage rate and fringe benefits in the wage determination for the classification of work actually performed, without regard to skill, except as provided in the paragraph entitled Apprentices and Trainees.  Laborers or mechanics performing work in more than one classification may be compensated at the rate specified for each classification for the time actually worked therein; provided that the employer’s payroll records accurately set forth the time spent in each classification in which work is performed.

(d) The wage determination (including any additional classifications and wage rates conformed under paragraph B(2) of this term) and the Davis-Bacon poster (WH-1321) shall be posted at all times by the Subrecipient and Contractor at the site of the work in a prominent and accessible place where it can be easily seen by the workers.

(2)(a) The Contracting Officer shall require that any class of laborers or mechanics which is not listed in the wage determination and which is to be employed under the Subaward or Contract shall be classified in conformance with the wage determination. The Contracting Officer shall approve an additional classification and wage rate and fringe benefits therefore only when all the following criteria have been met:

(i) The work to be performed by the classification requested is not performed by a classification in the wage determination.

(ii) The classification is utilized in the area by the construction industry.

(iii) The proposed wage rate, including any bona fide fringe benefits, bears a reasonable relationship to the wage rates contained in the wage determination.

(b) If the Subrecipient (and Contractor, when applicable) and the laborers and mechanics to be employed in the classification (if known), or their representatives agree on the classification and wage rate (including the amount designated for fringe benefits, where appropriate), the Subrecipient shall notify the Recipient.  The Recipient shall notify the Contracting Officer of this agreement.  If the Contracting Officer agrees with the classification and wage rate (including the amount designated for fringe benefits, where appropriate), a report of the action taken shall be sent by the Contracting Officer to the Administrator of the:

Wage and Hour Division
Employment Standards Administration
U.S. Department of Labor
Washington, DC 20210

The Administrator or an authorized representative will approve, modify, or disapprove every additional classification action within 30 days of receipt and so advise the Contracting Officer or will notify the Contracting Officer within the 30-day period that additional time is necessary.

(c) In the event the Subrecipient (and Contractor, when applicable), and the laborers or mechanics to be employed in the classification, or their representatives, do not agree on the proposed classification and wage rate (including the amount designated for fringe benefits, where appropriate), the Subrecipient shall notify the Recipient.  The Recipient shall notify the Contracting Officer of the disagreement.  The Contracting Officer shall refer the questions, including the views of all interested parties and the recommendation of the Contracting Officer, to the Administrator of the Wage and Hour Division for determination.  The Administrator, or an authorized representative, will issue a determination within 30 days of receipt and so advise the Contracting Officer or will notify the Contracting Officer within the 30-day period that additional time is necessary.

(d) The wage rate (including fringe benefits, where appropriate) determined pursuant to subparagraphs B(2)(b) or B(2)(c) of this Term shall be paid to all workers performing work in the classification under the Award, Subaward, or Contract from the first day on which work is performed in the classification.

(3) Whenever the minimum wage rate prescribed in the Award, Subaward, or Contract for a class of laborers or mechanics includes a fringe benefit which is not expressed as an hourly rate, the Subrecipient and Contractor shall either pay the benefit as stated in the wage determination or shall pay another bona fide fringe benefit or an hourly cash equivalent thereof.

(4) If the Subrecipient or Contractor does not make payments to a trustee or other third person, the Subrecipient or Contractor may consider as part of the wages of any laborer or mechanic the amount of any costs reasonably anticipated in providing bona fide fringe benefits under a plan or program; provided, that the Secretary of Labor has found, upon the written request of the Subrecipient or Contractor that the applicable standards of the Davis-Bacon Act have been met.  The Secretary of Labor may require the Subrecipient or Contractor to set aside in a separate account assets for the meeting of obligations under the plan or program.

C.  Rates of Wages

(1) The minimum wages to be paid laborers and mechanics under the Subaward or Contract involved in performance of work at the project site, as determined by the Secretary of Labor to be prevailing for the corresponding classes of laborers and mechanics employed on projects of a character similar to the contract work in the pertinent locality, are included as an attachment to the Award, Subaward, or Contract.

(2)  If the Subaward or Contract has been issued without a wage determination, the Recipient shall notify the Contracting Officer immediately of the site of the work under the Subaward or Contract in order for the appropriate wage determination to be obtained by the Contracting Officer from the Secretary of Labor.

D.  Payrolls and Basic Records

(1) Payrolls and basic records relating thereto shall be maintained by the Recipient, Subrecipient and Contractor during the course of the work and preserved for a period of 3 years thereafter for all laborers and mechanics working at the site of the work.  Such records shall contain the name, address, and social security number of each such worker, his or her correct classification, hourly rates of wages paid (including rates of contributions or costs anticipated for bona fide fringe benefits or cash equivalents thereof of the types described in section 1(b)(2)(B) of the Davis-Bacon Act), daily and weekly number of hours worked, deductions made, and actual wages paid.  Whenever the Secretary of Labor has found, under paragraph (4) of the provision entitled Davis-Bacon Act, that the wages of any laborer or mechanic include the amount of any costs reasonably anticipated in providing benefits under a plan or program described in section 1(b)(2)(B) of the Davis-Bacon Act, the Subrecipient or Contractor shall maintain records which show that the commitment to provide such benefits is enforceable, that the plan or program is financially responsible, and that the plan or program has been communicated in writing to the laborers or mechanics affected, and records which show the costs anticipated or the actual cost incurred in providing such benefits. The Subrecipient or Contractor employing apprentices or trainees under approved programs shall maintain written evidence of the registration of apprenticeship programs and certification of trainee programs, the registration of the apprentices and trainees, and the ratios and wage rates prescribed in the applicable programs.

(2)(a) The Contractor shall submit weekly for each week in which any Contract work is performed a copy of all payrolls to the Subrecipient.  The Subrecipient shall submit weekly for each week in which any Subaward or Contract work is performed a copy of all payrolls to the Recipient. The Recipient shall submit weekly for each week in which any Subaward or Contract work is performed a copy of all payrolls to the Contracting Officer.  The payrolls submitted shall set out accurately and completely all of the information required to be maintained under paragraph D(1) of this Term, except that the full social security numbers and home addresses shall not be included on weekly transmittals.  Instead, the payrolls shall only need to include an individually identifying number for each employee (e.g., the last four digits of the employee’s social security number).  The required weekly payroll information may be submitted in any form desired.  Optional Form WH-347 is available for this purpose from the Wage and Hour Division Web site at http://www.dol.gov/esa/whd/forms/wh347instr.htm or its successor site.

(b) The Recipient is responsible for the ensuring that all Subrecipients and Contractors submit copies of payrolls and basic records as required by paragraph D, Payrolls and Basic Records, of this Term.  The Subrecipient is responsible for ensuring all Contractors, including lower tier subcontractors submit copies of payrolls and basic records as required by paragraph D, Payrolls and Basic Records, of this term.  Subrecipients and Contractors shall maintain the full social security number and current address of each covered worker, and shall provide them upon request for transmission to the Contracting Officer, the Recipient, or the Wage and Hour Division of the Department of Labor for purposes of an investigation or audit of compliance with prevailing wage requirements.  The Recipient shall also obtain and provide the full social security number and current address of each covered worker upon request by the Contracting Officer or the Wage and Hour Division of the Department of Labor for purposes of an investigation or audit of compliance with prevailing wage requirements.  It is not a violation of this section for a Recipient to require a Subrecipient or Contractor to provide addresses and social security numbers to the Recipient for its own records, without weekly submission to the Contracting Officer.

(c) Each payroll submitted shall be accompanied by a “Statement of Compliance,” signed by the Recipient, Subrecipient or Contractor or his or her agent who pays or supervises the payment of the persons employed under the Subaward or Contract and shall certify—

(i) That the payroll for the payroll period contains the information required to be maintained under paragraph D(2)(a) of this Term, the appropriate information is being maintained under paragraph D(1) of this Term, and that such information is correct and complete;

(ii) That each laborer or mechanic (including each helper, apprentice, and trainee) employed on the Subaward or Contract during the payroll period has been paid the full weekly wages earned, without rebate, either directly or indirectly, and that no deductions have been made either directly or indirectly from the full wages earned, other than permissible deductions as set forth in the Regulations, 29 CFR Part 3; and

(iii) That each laborer or mechanic has been paid not less than the applicable wage rates and fringe benefits or cash equivalents for the classification of work performed, as specified in the applicable wage determination incorporated into the Subaward or Contract.

(d) The weekly submission of a properly executed certification set forth on the reverse side of Optional Form WH-347 shall satisfy the requirement for submission of the “Statement of Compliance” required by paragraph D(2)(c) of this Term.

(e) The falsification of any of the certifications in Paragraph D, Payrolls and Basic Records, of this Term may subject the Recipient, Subrecipient or Contractor to civil or criminal prosecution under Section 1001 of Title 18 and Section 3729 of Title 31 of the United States Code.

(3) The Recipient, Subrecipient, or Contractor shall make the records required under paragraph D(1) of this Term available for inspection, copying, or transcription by the Contracting Officer, authorized representatives of the Contracting Officer, or the Department of Labor.  The Subrecipient or Contractor shall permit the Contracting Officer, authorized representatives of the Contracting Officer or the Department of Labor to interview employees during working hours on the job.  If the Recipient, Subrecipient, or Contractor fails to submit the required records or to make them available, the Contracting Officer may, after written notice to the Recipient, Subrecipient, or Contractor take such action as may be necessary to cause the suspension of any further payment, advance, or guarantee of funds.  Furthermore, failure to submit the required records upon request or to make such records available may be grounds for debarment action pursuant to 29 CFR 5.12.

E.  Withholding of Funds

(1)  The DOE Contracting Officer shall, upon his or her or its own action or upon written request of an authorized representative of the Department of Labor, withhold or cause to be withheld from the Recipient or any other contract or Federal Award with the same Recipient, on this or any other federally assisted Award subject to Davis-Bacon prevailing wage requirements, which is held by the same Recipient so much of the accrued payments or advances as may be considered necessary to pay laborers and mechanics, including apprentices, trainees, and helpers, employed by the Subrecipient or a Contractor the full amount of wages required by the Award or Subaward or a Contract.  In the event of failure to pay any laborer or mechanic, including any apprentice, trainee, or helper, employed or working on the site of the work, all or part of the wages required by the Award or Subaward or a Contract, the Contracting Officer may, after written notice to the Recipient take such action as may be necessary to cause the suspension of any further payment, advance, or guarantee of funds until such violations have ceased.

(2)  The Recipient shall, upon its own action or upon written request of the DOE Contracting Officer or an authorized representative of the Department of Labor, withhold or cause to be withheld from any Subrecipient or Contractor so much of the accrued payments or advances as may be considered necessary to pay laborers and mechanics, including apprentices, trainees, and helpers, employed by the Subrecipient or Contractor the full amount of wages required by the Subaward or Contract.  In the event of failure to pay any laborer or mechanic, including any apprentice, trainee, or helper, employed or working on the site of the work, all or part of the wages required by the Subaward or Contract, the Recipient may, after written notice to the Subrecipient or Contractor, take such action as may be necessary to cause the suspension of any further payment, advance, or guarantee of funds until such violations have ceased or the Government may cause the suspension of any  further payment under any other contract or Federal award with the same Subrecipient or Contractor, on any other federally assisted Award subject to Davis-Bacon prevailing wage requirements, which is held by the same Subrecipient or Contractor.

F.  Apprentices and Trainees

(1) Apprentices.

(a) An apprentice will be permitted to work at less than the predetermined rate for the work they performed when they are employed—

(i) Pursuant to and individually registered in a bona fide apprenticeship program registered with the U.S. Department of Labor, Employment and Training Administration, Office of Apprenticeship and Training, Employer, and Labor Services (OATELS) or with a State Apprenticeship Agency recognized by the OATELS; or

(ii) In the first 90 days of probationary employment as an apprentice in such an apprenticeship program, even though not individually registered in the program, if certified by the OATELS or a State Apprenticeship Agency (where appropriate) to be eligible for probationary employment as an apprentice.

(b) The allowable ratio of apprentices to journeymen on the job site in any craft classification shall not be greater than the ratio permitted to the Subrecipient or Contractor as to the entire work force under the registered program.

(c) Any worker listed on a payroll at an apprentice wage rate, who is not registered or otherwise employed as stated in paragraph F(1) of this Term, shall be paid not less than the applicable wage determination for the classification of work actually performed.  In addition, any apprentice performing work on the job site in excess of the ratio permitted under the registered program shall be paid not less than the applicable wage rate on the wage determination for the work actually performed.

(d) Where a Subrecipient or Contractor is performing construction on a project in a locality other than that in which its program is registered, the ratios and wage rates (expressed in percentages of the journeyman’s hourly rate) specified in the Subrecipient’s or Contractor’s registered program shall be observed.  Every apprentice must be paid at not less than the rate specified in the registered program for the apprentice’s level of progress, expressed as a percentage of the journeyman hourly rate specified in the applicable wage determination.

(e) Apprentices shall be paid fringe benefits in accordance with the provisions of the apprenticeship program.  If the apprenticeship program does not specify fringe benefits, apprentices must be paid the full amount of fringe benefits listed on the wage determination for the applicable classification.  If the Administrator determines that a different practice prevails for the applicable apprentice classification, fringes shall be paid in accordance with that determination.

(f) In the event OATELS, or a State Apprenticeship Agency recognized by OATELS, withdraws approval of an apprenticeship program, the Subrecipient or Contractor will no longer be permitted to utilize apprentices at less than the applicable predetermined rate for the work performed until an acceptable program is approved.

(2) Trainees.

(a) Except as provided in 29 CFR 5.16, trainees will not be permitted to work at less than the predetermined rate for the work performed unless they are employed pursuant to and individually registered in a program which has received prior approval, evidenced by formal certification by (OATELS).  The ratio of trainees to journeymen on the job site shall not be greater than permitted under the plan approved by OATELS.

(b) Every trainee must be paid at not less than the rate specified in the approved program for the trainee’s level of progress, expressed as a percentage of the journeyman hourly rate specified in the applicable wage determination.  Trainees shall be paid fringe benefits in accordance with the provisions of the trainee program.  If the trainee program does not mention fringe benefits, trainees shall be paid the full amount of fringe benefits listed in the wage determination unless the Administrator of the Wage and Hour Division determines that there is an apprenticeship/training program associated with the corresponding journeyman wage rate in the wage determination which provides for less than full fringe benefits for apprentices.  Any employee listed on the payroll at a trainee rate who is not registered and participating in a training plan approved by the OATELS shall be paid not less than the applicable wage rate in the wage determination for the classification of work actually performed  In addition, any trainee performing work on the job site in excess of the ratio permitted under the registered program shall be paid not less than the applicable wage rate in the wage determination for the work actually performed.

(c) In the event OATELS withdraws approval of a training program, the Subrecipient or Contractor will no longer be permitted to utilize trainees at less than the applicable predetermined rate for the work performed until an acceptable program is approved.

(3) Equal employment opportunity.  The utilization of apprentices, trainees, and journeymen under this Term shall be in conformity with the equal employment opportunity requirements of Executive Order 11246, as amended, and 29 CFR Part 30.

G.  Compliance with Copeland Act Requirements

The Recipient, Subrecipient or Contractor shall comply with the requirements of 29 CFR Part 3 which are hereby incorporated by reference in the Award, Subaward or Contract.

H.  Subawards and Contracts

(1) The Recipient, the Subrecipient and Contractor shall insert in the Subaward or any Contracts this Term entitled “Davis Bacon Act Requirements” and such other terms as the Contracting Officer may require.  The Recipient shall be responsible for ensuring compliance by any Subrecipient or Contractor with all of the requirements contained in this Term.  The Subrecipient shall be responsible for the compliance by Contractor with all of the requirements contained in this Term.

 (2) Within 14 days after issuance of a Subaward, the Recipient shall deliver to the Contracting Officer a completed Standard Form (SF) 1413, Statement and Acknowledgment, for each Subaward and Contract for construction within the United States, including the Subrecipient’s and Contractor’s signed and dated acknowledgment that this Term) has been included in the Subaward and any Contracts. The SF 1413 is available from the Contracting Officer or at http://contacts.gsa.gov/webforms.nsf/0/70B4872D16EE95A785256A26004F7EA8/$file/sf1413_e.pdf.  Within 14 days after issuance of a Contract or lower- tier subcontract, the Subrecipient shall deliver to the Recipient a completed Standard Form (SF) 1413, Statement and Acknowledgment, for each Contract and lower-tier subcontract for construction within the United States, including the Contractor and lower- tier subcontractor’s signed and dated acknowledgment that this Term has been included in any Contract and lower-tier subcontracts.  SF 1413 is available from the Contracting Officer or at http://contacts.gsa.gov/webforms.nsf/0/70B4872D16EE95A785256A26004F7EA8/$file/sf1413_e.pdf.  The Recipient shall immediately provide to the DOE Contracting Officer the completed Standard Forms (SF) 1413.

I. Contract Termination—Debarment

A breach of these provisions may be grounds for termination of the Award, Subaward, or Contract and for debarment as a Contractor or subcontractor as provided in 29 CFR 5.12.

J.  Compliance with Davis-Bacon and Related Act Regulations

All rulings and interpretations of the Davis-Bacon and Related Acts contained in 29 CFR Parts 1, 3, and 5 are hereby incorporated by reference in the Award, Subaward or Contract.

K.  Disputes Concerning Labor Standards

The United States Department of Labor has set forth in 29 CFR Parts 5, 6, and 7 procedures for resolving disputes concerning labor standards requirements.  Such disputes shall be resolved in accordance with those procedures and shall not be subject to any other dispute provision that may be contained in the Award, Subaward, and Contract.  Disputes within the meaning of this Term include disputes between the Recipient, Subrecipient (including any Contractor) and the Department of Energy, the U.S. Department of Labor, or the employees or their representatives.

L. Certification of Eligibility.

(1) By entering into this Award, Subaward, or Contract (as applicable), the Recipient, Subrecipient, or Contractor, respectively  certifies that neither it (nor he or she) nor any person or firm who has an interest in the Recipient, Subrecipient, or Contractor’s firm, is a person, entity, or firm ineligible to be awarded Government contracts or Government awards by virtue of section 3(a) of the Davis-Bacon Act or 29 CFR 5.12(a)(1).

(2) No part of this Award, Subaward or Contract shall be subcontracted to any person or firm ineligible for award of a Government contract or Government award by virtue of section 3(a) of the Davis-Bacon Act or 29 CFR 5.12(a)(1).

(3) The penalty for making false statements is prescribed in the U.S. Criminal Code, 18 U.S.C. 1001.

M.  Approval of Wage Rates

All straight time wage rates, and overtime rates based thereon, for laborers and mechanics engaged in work under an Award, Subaward or Contract must be submitted for approval in writing by the head of the federal contracting activity or a representative expressly designated for this purpose, if the straight time wages exceed the rates for corresponding classifications contained in the applicable Davis-Bacon Act minimum wage determination included in the Award, Subaward or Contract.  Any amount paid by the Subrecipient or Contractor to any laborer or mechanic in excess of the agency approved wage rate shall be at the expense of the Subrecipient or Contractor and shall not be reimbursed by the Recipient or Subrecipient.  If the Government refuses to authorize the use of the overtime, the Subrecipient or Contractor is not released from the obligation to pay employees at the required overtime rates for any overtime actually worked.

Contract Work Hours and Safety Standards Act

This Term entitled “Contract Work Hours and Safety Standards Act (CWHSSA)” shall apply to any Subaward or Contract in an amount in excess of $100,000.  As used in this CWHSSA Term, the terms laborers and mechanics include watchmen and guards.

A.  Overtime requirements.  No Subrecipient or Contractor contracting for any part of the Subaward work which may require or involve the employment of laborers or mechanics shall require or permit any such laborer or mechanic in any workweek in which he or she is employed on such work to work in excess of forty hours in such workweek unless such laborer or mechanic receives compensation at a rate not less than one and one-half times the basic rate of pay for all hours worked in excess of forty hours in such workweek.

B. Violation; liability for unpaid wages; liquidated damages.  In the event of any violation of the term set forth in paragraph B herein, the Subrecipient or Contractor responsible therefore shall be liable for the unpaid wages.  In addition, such Subrecipient or Contractor shall be liable to the United States (in the case of work done under a Subaward or Contract for the District of Columbia or a territory, to such District or to such territory), for liquidated damages. Such liquidated damages shall be computed with respect to each individual laborer or mechanic, including watchmen and guards, employed in violation of the provision set forth in CWSSHA paragraph A, in the sum of $10 for each calendar day on which such individual was required or permitted to work in excess of the standard workweek of forty hours without payment of the overtime wages required by the term set forth in paragraph (A) of this section.

C.  Withholding for unpaid wages and liquidated damages.

(1)  The DOE Contracting Officer shall upon its own action or upon written request of an authorized representative of the Department of Labor withhold or cause to be withheld, from any moneys payable on account of work performed by the Recipient on this or any other Federal Award or Federal contract with the same Recipient on any other federally-assisted Award or contract subject to the CWHSSA, which is held by the same Recipient such sums as may be determined to be necessary to satisfy any liabilities of such Recipient for unpaid wages and liquidated damages as provided in the term set forth in CWHSSA, paragraph B of this Term.

(2)  The Recipient shall, upon its own action or upon written request of the DOE Contracting Officer or an authorized representative of the Department of Labor, withhold or cause from any moneys payable on account of work performed by the Subrecipient or Contractor on this or any other federally assisted subaward or contract subject to the CWHSSA, which is held by the same Subrecipient or Contractor such sums as may be determined to be necessary to satisfy any liabilities of such Subrecipient or Contractor for unpaid wages and liquidated damages as provided in term set forth in CWHSSA, paragraph B of this Term.

D. Subcontracts.  The Subrecipient shall insert in a Contract and a Contractor shall insert in any lower tier subcontracts, the terms set forth in these CWHSSA paragraphs (A) through (D) and also a provision requiring the Contractors to include this CWHSSA Term in any lower tier subcontracts.  The Recipient shall be responsible for compliance by any Subrecipient or Contractor, with the CWHSSA paragraphs A through D.  The Subrecipient shall be responsible for compliance by any Contractor (including lower- tier subcontractors).

E.  The Subrecipient or Contractor shall maintain payrolls and basic payrolls in accordance with Davis-Bacon Act Requirements term, for all laborers and mechanics, including guards and watchmen working on the Subaward or Contracts.  These records are subject to the requirements set forth in the Davis Bacon Requirements term.

RECIPIENT FUNCTIONS

(1) On behalf of the Department of Energy (DOE), Recipient shall perform the following functions:

(a)	Obtain, maintain, and monitor all DBA certified payroll records submitted by the Subrecipients and Contractors at any tier under this Award;
(b)	Review all DBA certified payroll records for compliance with DBA requirements, including applicable DOL wage determinations;
(c)
Notify DOE of any non-compliance with DBA requirements by Subrecipients or  Contractors at any tier, including any non-compliances identified as the result of reviews performed pursuant to paragraph (b) above;

(d)
Address any Subrecipient and any Contractor DBA non-compliance issues; if DBA non-compliance issues cannot be resolved in a timely manner, forward complaints, summary of investigations and all relevant information to DOE;

(e)	Provide DOE with detailed information regarding the resolution of any DBA non-compliance issues;
(f)	Perform services in support of DOE investigations of complaints filed regarding noncompliance by Subrecipients and Contractors with DBA requirements;
(g)	Perform audit services as necessary to ensure compliance by Subrecipients and Contractors with DBA requirements and as requested by the Contracting Officer; and
(h)	Provide copies of all records upon request by DOE or DOL in a timely manner.

(2)
All records maintained on behalf of the DOE in accordance with paragraph (1) above are federal government (DOE) owned records.  DOE or an authorized representative shall be granted access to the records at all times.

(3)
In the event of, and in response to any Freedom of Information Act, 5 U.S.C. 552,  requests submitted to DOE, Recipient shall provide such records to DOE within 5 business days of receipt of a request from DOE.